Exhibit 99.2
ION Appoints Two New Board Members
Eighty Years of Combined Experience in Advanced Technology Company Leadership
HOUSTON (December 5, 2008) — ION Geophysical Corporation (NYSE: IO) today announced the appointment of G. Thomas Marsh and Nick G. Vlahakis to its Board of Directors.
Marsh, age 65, retired in 2006 as Executive Vice President, Lockheed Martin Space Systems Company, a developer of advanced technologies for defense and space applications. From 1969 until its merger in 1995 to form Lockheed Martin Corporation, Marsh worked at Martin Marietta Corporation, most recently in the position of President, Manned Space Systems. After 1995, Marsh held positions of increasing responsibility within Lockheed Martin Corporation, including serving as President and General Manager of the Missiles and Space Operations business unit from 2002 until his appointment as Executive Vice President in 2003.
Vlahakis, age 60, retired in 2005 as Executive Vice President and Chief Operating Officer with Alliant Techsystems Inc. (ATK), a supplier of aerospace and defense technologies. In 1982, Vlahakis began working for Hercules Aerospace Company, a supplier of aerospace products, most recently in the position of VP and General Manager, Tactical Propulsion Facility. Vlahakis joined Alliant in 1995 when Alliant acquired Hercules. He served in a number of senior leadership positions at Alliant, including Group Vice President, Defense, from which he was appointed to the role of Chief Operating Officer in 2002.
Commenting on the appointments, Mr. Jay Lapeyre, Chairman of the ION Board of Directors, stated, “When the search process began to find a replacement for our retiring director Sam Smith, we knew it would be challenging to find a single qualified individual with proven leadership skills and broad management experience in advanced technology companies. We were fortunate to find two candidates who fit the profile we were looking for. Both Tom and Nick bring a wealth of experience in managing complex, technology-centered programs requiring fail-safe quality and reliability. They led their respective companies through several cycles of growth and are uniquely positioned to share their perspectives on how to attract and develop talent in science-intensive organizations.”
With the addition of Marsh and Vlahakis, the ION Board of Directors is now comprised of eight independent directors and ION Chief Executive Officer, Bob Peebler. Additional biographical information on all of ION’s directors can be found at www.iongeo.com/About_Us/Leadership.

About ION
ION is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and enable seismic contractors to acquire geophysical data more efficiently. Additional information about ION is available at www.iongeo.com.
Contacts
ION (Financial community)
Chief Financial Officer
Brian Hanson, +1 281.879.3672
ION (Media affairs)
Senior Manager — Corporate Marketing
Jenny Salinas, +1 713.366.7286
jenny.salinas@iongeo.com